HILLS BANCORPORATION

November 13, 2017

Dear Shareholder,

Re:     Hills Bancorporation
Dividend Reinvestment and Stock Purchase Plan

Hills Bancorporation (the “Company”) is pleased to offer you the opportunity to participate in its Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan has been updated this year to reflect two key changes. First, due to last year’s overwhelmingly positive response to the Plan’s adoption, the Company has authorized an additional 400,000 common shares for issuance under the Plan. Secondly, this year Hills Bank and Trust Company will be taking over the role of Plan administrator from Computershare, which we hope will make participation in the Plan much more seamless for the Company’s shareholders.

The Plan offers a simple, cost effective way of purchasing additional shares of the Company’s Common Stock through reinvestment of cash dividends and, at your discretion, optional annual cash purchases.

We encourage you to carefully review the prospectus that’s provided herewith for complete details. Please note a few of the following features from the Plan:

•	As a registered shareholder, you will have the ability to reinvest all or a portion of the Company’s cash dividends paid on shares you hold;

•	Optional cash purchases are available to Plan participants via debits from your Hills Bank checking or savings account or by submitting a check;

•	You will incur no service charges or brokerage fees when purchasing shares through the Plan.

Participation in the program is voluntary, and you may elect to enroll or cancel your participation in the Plan at any time. The enclosed prospectus explains the Plan’s terms, conditions, fees and other features in a question and answer format.

To participate in the Plan, you can complete and return the enclosed Enrollment Form in the envelope provided.

We appreciate your continued support of Hills Bancorporation. If you have any questions, or need more information, please contact us at (833) 607-1367 for assistance.

Sincerely,

/s/ Dwight O. Seegmiller

Dwight O. Seegmiller
President and CEO

Frequently Asked Questions

KEY 2018 ENROLLMENT DATES AND INFORMATION:

Due date for 2018 election:    December 20, 2017
Current Stock Price:        $54.00
2018 Dividend Payment Date:    January 12, 2018
2018 Dividend Amount:        To be announced January 2018. 2017 dividend was $0.70 per share.

PLEASE MAIL YOUR COMPLETED ENROLLMENT FORM TO:

Hills Bank and Trust Company, Plan Administrator
PO Box 160
Hills, IA 52235
Attn: Hills Bancorporation Dividend Reinvestment Plan.

A self- addressed, postage-paid envelope is included for your convenience.

Please call (833) 607-1367 if you have any questions.

Additional Information:

•	Late forms will not be processed.

•
Payments (checks, direct withdrawals from accounts) will not be processed in connection with the 2018 dividend before December 8, 2017. Payments will be processed as soon as practical on or after December 8th. No interest will be paid on funds held by the Administrator pending investment in Company shares.

•	Shares will be purchased for the benefit of Plan participants concurrently with the payment of January dividend.

•	Statements will be mailed after the issuance of shares to participant accounts. Participants should receive a statement by February 15, 2018.

ALL FORMS MUST BE RECEIVED BY THE PLAN ADMINISTRATOR BY 4:00 P.M. ON DECEMBER 20, 2017 IN ORDER TO BE ENROLLED IN TIME TO PARTICIPATE ALONG WITH THE 2018 DIVIDEND